UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2018

APTEVO THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37746	81-1567056
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2401 4th Avenue, Suite 1050 Seattle, Washington	98121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 838-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01  Entry into a Material Definitive Agreement.

On August 6, 2018, Aptevo Therapeutics Inc. (the “Company”), and certain subsidiaries entered into an Amended and Restated Credit and Security Agreement (the “Amended Credit Agreement”), amending the terms of its original $20 million term loan agreement with certain lenders and with MidCap Financial Trust as agent for such lenders. Under the Amended Credit Agreement, the maturity date of the obligations under the Amended Credit Agreement has been extended to February 1, 2023.  In addition, the date on which the Company is required to begin making principal amortization payments has been extended to February 1, 2020, with an opportunity for further deferral through August 1, 2020 if the Company achieves trailing twelve month net commercial product revenues of $32 million by December 31, 2019 and maintains such level of net commercial product revenues for each quarter thereafter. The amount of restricted cash that the Company is required to maintain on its balance sheet has been reduced from $10 million to $5 million.

As part of the Amended Credit Agreement, the agent and the lenders also agreed that the covenant levels set forth in the minimum net commercial product revenue covenant were revised.

The foregoing description of the Amended Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement, a copy of which shall be filed with its complete financial and operational results for the third quarter ended September 30, 2018 in a Form 10-Q and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APTEVO THERAPEUTICS INC.

Date: August 7, 2018	By:	/s/ Shawnte Mitchell
Shawnte Mitchell, Secretary, Senior Vice President and General Counsel